Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Feb 16, 2010 / 04:00PM GMT

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS

 Jeff Tryka
 Lambert Edwards - IR

 Fred Zinn
 Drew Industries Incorporated - President, CEO

 Joe Giordano
 Drew Industries Incorporated - CFO, Treasurer

 Jason Lippert
 Drew Industries Incorporated - President, CEO Lippert Components and Kinro

CONFERENCE CALL PARTICIPANTS

 Torin Eastburn
 CJS Securities - Analyst

 Jamie Baskin
 Thompson Research Group - Analyst

 Anand Vankawala
 Avondale Partners - Analyst

 John Rogers
 Janney Montgomery Scott - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Q4 2009 Drew Industries Incorporated earnings conference call. My name is Derek and I will be your operator for today. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

I would like to turn the call over to Mr. Jeff Tryka with Lambert Edwards, Drew's Investor Relations firm.

 Jeff Tryka - Lambert Edwards - IR

 Thank you. Good morning everyone and welcome to the Drew Industries 2009 fourth-quarter conference call. I am Jeff Tryka with Lambert Edwards, Drew's Investor Relations firm. I have with me today members of Drew's management team, including Leigh Abrams, Chairman of the Board of Drew; Fred Zinn, President and CEO and a Director of Drew; Jason Lippert, President and CEO of Lippert Components and Kinro and a Director of Drew; and Joe Giordano, CFO and Treasurer of Drew.

We want to take a few minutes to discuss our quarterly and year-end financial results. However, before we do so it is my responsibility to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2008, and our subsequent Form 10-Qs, all as filed with the SEC. With that, I would like to turn the call over to Fred Zinn.

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Thank you, Jeff, and thank all of you for joining us on the call and on the webcast. Before we talk about current conditions in the RV and Manufactured Housing industries and Drew's 2009 results, I really want to take a minute to express my thanks to our management team, whose truly extraordinary effort this year enabled Drew to do so well in extremely difficult times.

Last year at this time they faced enormous challenges due to the recession and its impact on our industries, and we asked them to accomplish even more with fewer people. Jason Lippert and his team responded by successfully integrating the management and support services of our two operating subsidiaries at the same time as they continued to consolidate manufacturing facilities and improve operating efficiencies.

A year and half ago we were in the final — I thought we were in the final stages of our cost savings initiative, but faced with the severe economic environment our management team achieved even more. They further streamlined our overhead and operating structure by cutting yet another $9 million from fixed costs, with the annualized impact of these savings adding $3 million more in 2010. And they did so without skipping a beat in terms of our product quality and customer service. At the same time they continued their efforts to gain market share and expand our product line.

Looking at the state of the RV industry we see several encouraging signs. Production levels at our customers improved in late 2009 and have increased even more in recent weeks. This is prominently reflected in Drew's January 2010 sales, which more than doubled to $44 million for the month, compared to less than $21 million in January 2009, when most RV producers were shut down for extended periods of time. All of this sales increase of nearly $23 million was in our RV products. Sales of our Manufactured Housing products declined about 10% compared to January 2009. Our February sales to date are also on pace to substantially exceed sales in February 2009.

This improvement in Drew's sales over the last several months is very encouraging. But sustained improvement in the RV industry and in Drew's results of course depends upon increases in retail RV sales. In that regard it is worth emphasizing that reports from the numerous RV retail trade shows in 2010 have consistently cited increased traffic and sales.

In addition, the recent press release by Thor, the largest producer of towable RVs, cited a substantial increase in their RV backlog, which gives us further reason to be encouraged about the coming months. As a side note, Thor's most recent quarter included January, which falls into Drew's 2010 first-quarter.

Increased sales at trade shows and increased producer backlogs are excellent early indications about the RV industry, but of course retail sales in the upcoming spring and summer selling seasons will be the real test. If, as many expect, retail sales of RVs begin to improve later this year, we anticipate that the demand for Drew's RV products will continue to be strong, coupled with expected growth of our newly introduced products. This would keep many of our factories much busier than they were in 2009, enabling them to be highly efficient.

Despite this potential increase in RV demand, based upon our own forecast about the industry and internal sales growth, we do not see the need for costly increases in our RV production capacity or overhead structure. Further, we have several idle facilities which could be reopened if growth exceeds our expectations, or which may be sold.

In the Manufactured Housing industry there have been no appreciable signs of improvement; however, we continue to be profitable in that segment and manage those assets well. We are also encouraged by the early sales trends in our new Manufactured Housing door operation, as well as our efforts to gain share in the aftermarket for replacement Manufactured Housing components. And I believe there is more opportunity for growth in the Manufactured Housing industry in 2011 and beyond than there is risk of further declines.

Of course, Drew and the industries we serve continue to face serious challenges, such as volatile raw material costs and the continued scarcity of wholesale and retail financing for RVs and manufactured homes, as well as the lingering economic problems of high employment and still low consumer confidence. But against the backdrop of what we faced a year and a half ago and the progress since then, these challenges now seen more normal, for lack of a better description.

Also this year we further strengthened our balance sheet, which makes us even more secure than we were a year ago. During 2009 our net cash position improved by $65 million, which is no small accomplishment during such difficult economic times. At year-end we had no debt and we had $65 million of cash and secure short-term investments, well in excess of our anticipated 2010 operating needs.

In addition, we have substantial unused lines of credit. As a result, we feel more comfortable putting those resources to use, for example, by seeking investments in appropriate growth opportunities.

While we are pleased with our fourth-quarter results in light of the state of the economy, we are far from satisfied with the bottom line. However, we believe that the steps we have taken and the investments we have made have put us in a great position to leverage our profitability over the coming years as the economy recovers. Further, we have the financial strength and the managerial resources and expertise to continue to expand our potential.

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

My overall message this quarter is precisely the same as last quarter, and that is because we have long maintained a consistent strategy, which includes extensive efforts to extend our product lines and grow our market share, as well as a rational approach to controlling costs.

Now I will ask Joe to discuss our results in more detail.

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

 Thank you, Fred. In the latter half of 2008 and the beginning of 2009 the US economy, the RV and Manufactured Housing industries and Drew were coping with what is now referred to by many as the Great Recession.

The outlook for our industries a few short quarters ago was dismal. During that time our operating management took aggressive steps to ensure that our Company would continue to thrive. However these decisions did not come without a price. That price was nearly $9 million in extra expenses during 2009, including $2.4 million, or $0.07 per diluted share, in the 2009 fourth-quarter.

The 2009 fourth-quarter extra expenses were due primarily to the relocation of one facility, the start-up of our new Manufactured Housing entry door product line, the decision to consolidate three additional facilities, and employee relocations. The benefits of these steps, and similar steps taken in the last four years to reduce fixed costs, will be realized for years to come. Collectively, the fixed cost reductions have improved our annual operating profit by nearly $25 million, as compared to what our results would have been if these steps had not been taken.

In order to provide comparability between 2009 and 2008 results, we included additional tables in the press release identifying the classification of these extra expenses in the Statements of Operations and by segment for 2009 and 2008.

Excluding the extra expenses for the fourth-quarter of 2009, our cost of sales was 76% of sales compared to 88% of sales in the fourth-quarter of 2008. Cost of sales in the 2009 fourth-quarter benefited from fixed cost reductions, while cost of sales in the 2008 fourth-quarter was negatively impacted by abnormally high raw material costs, as well as the sudden and drastic decline in industry-wide RV production.

Also excluding the extra expenses, SG&A as a percentage of sales was 17.2% for the fourth-quarter of 2009, down from 19.5% in the fourth-quarter of 2008. This decline in SG&A as a percentage of sales was achieved primarily because of the significant fixed cost reductions implemented by management.

SG&A costs include incentive compensation. During the fourth-quarter of 2009 the year-to-date operating profits of Kinro and Lippert exceeded the pre-established incentive compensation hurdle. As a result, we recorded incentive compensation expense of about 20% of the operating profit in access of the pre-established hurdle.

Because so much has changed over the past year, we find it useful to also compare our results to the most recently completed quarter. While there has not been a typical year in a long time, the 14% seasonal decline in sales from the third-quarter of 2009 to the fourth-quarter of 2009 was less than the 20% plus seasonal decline in both 2006 and 2007, another positive indicator for the RV industry.

Excluding the extra expenses, as compared to the third-quarter of 2009, fourth-quarter 2009 operating profit decreased by $4.6 million or 27% of the $17 million decline in sales. This profit decrease was larger than the 20% incremental margin we would typically expect, due in part to higher labor costs as a percent of sales, as management decided not to temporarily reduce the workforce in late November and December, so that they would have adequate trained labor to meet the anticipated strong demand in January 2010.

Our content per travel trailer and fifth-wheel RV remains strong, increasing 9% in the 12-month period ended December 31, 2009. However, our content per travel trailer and fifth-wheel RV for just the fourth-quarter of 2009 alone declined from our content in just the third-quarter of 2009 alone. This reduction in fourth-quarter RV content is typical, also occurring in the fourth quarters of 2005 through 2007. However, in the fourth-quarter of 2008 the greater than usual lag between the time we shipped our products to the RV manufacturers in the 2008 fourth-quarter, and the time they sold the RV to dealers caused an unusual spike in our quarterly content.

For 2009 Manufactured Housing industry-wide production was nearly 50,000 units. However, estimates are that the Manufactured Housing dealers reduced inventory by approximately 10,000 units, implying that retail demand in 2009 was higher than wholesale production.

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

In addition to our goal of increasing content on new RVs and manufactured homes, we have increased our efforts to gain a greater share of the aftermarket for replacement components in both the RV and Manufactured Housing industry. For the 12 months ended December 2009 our Manufactured Housing aftermarket sales were approximately $11 million to $12 million, and our RV aftermarket sales were approximately $5 million. With the recent addition of our manufactured home entry door product line, additional aftermarket window sales, and new RV products, we are optimistic about the opportunities to increase aftermarket sales of our products.

We are in the process of selling seven closed facilities and some vacant land. The estimated fair value of this land and buildings approximates the current book value of $6 million. We have also entered into one to three year leases for three additional vacant facilities, which have a combined carrying amount of $7.7 million. The Company is also attempting to sublease certain vacant leased facilities.

Our tax rate in fourth-quarter of 2009 was 41.9%, higher than earlier in the year, due primarily to the impact of permanent tax differences and tax reserve adjustments on pretax results. The annual effective tax rate is difficult to estimate for 2010, but it is expected to be 38% to 40%.

Thank you for your time. Now I'll turn it back to Fred.

 Fred Zinn - Drew Industries Incorporated - President, CEO

Thanks, Joe. Derek, now we can open it up for questions.

QUESTION AND ANSWER

 Operator

 (Operator Instructions). Torin Eastburn, CJS Securities.

  Torin Eastburn - CJS Securities - Analyst

 Looking at the strength of Thor's backlog, as well as some pretty positive comments you made on the last earnings call, I was a little surprised at how weak sales and shipments were in November and December. Are you aware of any weather affects or anything like that that could've explained November and December?

  Fred Zinn - Drew Industries Incorporated - President, CEO

 No, I don't think — we weren't terribly surprised by November and December. I think it is a typical seasonal decline. And as Joe said in his remarks, the seasonal decline for the fourth-quarter of 2009 was less than what we typically would experience. So there may or may not have been some weather, but I don't — we certainly weren't surprised about the sales declines.

Jason, did you — have you heard anything about weather impacting fourth-quarter sales?

 Jason Lippert - Drew Industries Incorporated - President, CEO Lippert Components and Kinro

No, not fourth-quarter. A little bit this quarter, but not fourth-quarter.

 Torin Eastburn - CJS Securities - Analyst

 Okay, and the steel increases and aluminum increases you saw last year, can you quantify that on an absolute basis?

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Incorporated - President, CEO

 Actually at this point I don't think I can quantify it, because steel — there is so many different types of steel, and the sales — the cost of each of those types of steel do vary. But in terms of our ability to generate margins, it will affect our margins slightly in the going forward quarters compared to the fourth-quarter, but not significantly. We have done a pretty good job, I think, of managing our inventories and managing our costs, so I think we are in pretty good shape.

There won't be — the important thing is the impact on Drew's future results, and it should be modest in the coming quarters.

 Torin Eastburn - CJS Securities - Analyst

Okay, last one, the $16 million tax asset, do you have a timeframe for recognition of that?

 Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

The $16 million, it is going to be — it is hard to get precise, but I would say over the next 10 to 12 years it will be realized.

 Fred Zinn - Drew Industries Incorporated - President, CEO

For tax purposes the amortization of goodwill and other intangibles is basically 15 years. So it depends on when those intangibles were created. But, Joe is right, probably the balance — most of the balance will be over 10 or 12 years or so.

 Operator

Jamie Baskin, Thompson Research Group.

 Jamie Baskin - Thompson Research Group - Analyst

Back to the steel prices. Do you see kind of any impact in the second half of 2010? Do you — how should we think about that modeling?

 Fred Zinn - Drew Industries Incorporated - President, CEO

Jason, do you have any thoughts on the impact of steel for the second half of 2010?

 Jason Lippert - Drew Industries Incorporated - President, CEO Lippert Components and Kinro

We generally can't see that far out. We aren't typically seeing what steel is going to do more than a month ahead of time at any given point in time. So we know the trend has been a little bit up right now, as most commodities have, but it doesn't feel, based on the information we have, it doesn't feel like it is going to be something that is going to be sporadic and big dips and valleys like we have seen in the last couple of years.

It seems like it is going — it just feels like it is going to be a little bit more consistent.

 Jamie Baskin - Thompson Research Group - Analyst

What is the current percentage of cost of sales?

 Fred Zinn - Drew Industries Incorporated - President, CEO

Well, of our selling — I will put it in perspective for you. Of our selling price, raw materials are north of 50%. And of our raw materials, steel is between 50% and 60%, depending whether you include components that are made of steel and such.

Final Transcript
Feb 16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

 Jamie Baskin - Thompson Research Group - Analyst

Can you provide any other color on any of the more significant raw materials and the pricing trends?

 Fred Zinn - Drew Industries Incorporated - President, CEO

Well, steel is obviously the big one. Aluminum has been up as well. But as Jason said, it calmed down also in recent weeks. So we are hoping, and what we are reading from at least some analysts is that the next few months should be calmer, we shouldn't see significant increases or decreases. But the next largest raw material would be aluminum. You can actually track the aluminum costs on the various aluminum markets.

 Jamie Baskin - Thompson Research Group - Analyst

All right. What were your incremental margins for the RV business? And do you think these are sustainable?

Fred Zinn - Drew Industries Incorporated - President, CEO

Generally our incremental margins across each of our segments is 20%. It is sometimes a little higher, sometimes a little lower, but that is what I would always use as my sanity check when we are looking at numbers or looking at forecasts.

But that really hasn't changed that much. What we have done by reducing fixed costs by $25 million is very significantly reduce our breakeven. So that — if you have a 20% incremental margins, and you reduce your fixed costs by $25 million over the last few years, that has reduced our breakeven by $125 million. The most significant thing that impacts our incremental margins is raw material costs.

 Jamie Baskin - Thompson Research Group - Analyst

The last question. Visibility as far as current orders, are they — is it much better as compared to last year? What are you guys seeing?

 Fred Zinn - Drew Industries Incorporated - President, CEO

I will turn that one over to Jason. He's got his finger on the pulse there.

 Jason Lippert - Drew Industries Incorporated - President, CEO Lippert Components and Kinro

What was the question again?

 Fred Zinn - Drew Industries Incorporated - President, CEO

What do the orders coming in look like, and what are you seeing for the short-term anyway in orders from customers?

 Jason Lippert - Drew Industries Incorporated - President, CEO Lippert Components and Kinro

We know what things look like through March. But past March, we really can't see it. Things are good right now. I mean, we kind of posted our January sales. Things look better in February, and they may get a tiny bit better in March than February. But the ramp-up has been happening over the last five to six months. So every month we have been doing a little bit more and a little bit more, and it is kind of — it is starting to — it feels like it is peaking a little bit right now.

 Operator

(Operator Instructions). Bret Jordan, Avondale Partners.

Final Transcript
Feb16, 2010 / 04:00PM  GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

 Anand Vankawala - Avondale Partners - Analyst

This is Anand in for Bret. Just a quick question regarding the content per motorhomes. I am not quite sure if I got that number.

 Fred Zinn - Drew Industries Incorporated - President, CEO

I don't think we have released that yet, but it is on the order of $550 per motorhome. That is one of the things that Jason has been focusing on, expanding the content of motorhomes. So we are hoping that over the coming years you will see that number increase. That is where some of our efforts will be focused.

 Anand Vankawala - Avondale Partners - Analyst

As far as the current pricing environment, can you give me any color as far as to how that compares to last year?

 Fred Zinn - Drew Industries Incorporated - President, CEO

I am sorry. Could you repeat that? I'm sorry.

 Anand Vankawala - Avondale Partners - Analyst

The current pricing environment on your end, like are you seeing prices with commodity costs increasing? Are you increasing with the commodity costs or —?

 Fred Zinn - Drew Industries Incorporated - President, CEO

Again, we haven't seen much in the way of commodity cost increases, at least in the last couple of months. But, Jason, how is the pricing? Has pricing been much different? Has pressures from customers been much different than you have seen last year at this time?

 Jason Lippert - Drew Industries Incorporated - President, CEO Lippert Components and Kinro

I don't know how to answer that question. But as far as commodities, they started rising pretty sharply at the beginning of the year and they have kind of tapered off. But we saw some good size increases in aluminum and steel at the beginning of the year. And like I said just a minute ago, it feels like that is leveling off and may trend even a little bit backwards for a month or two. We are just kind of waiting to see what the commodities markets are going to do and how they are going to react to what is going on in the global scheme of things.

 Fred Zinn - Drew Industries Incorporated - President, CEO

I think that's right. I think in terms of pressures from our customers, they're pretty darn good. I think we get pressure from our customers in terms of pricing all the time. We try to be as reasonable as we can and we work, hopefully, a good middle ground. But I don't think anything has changed significantly in the past few months in terms of the pressures. It is always there and probably always will be.

 Operator

 John Rogers, Janney Montgomery Scott.

 John Rogers - Janney Montgomery Scott - Analyst

 Just a quick question. It sounds like you all are more positive on acquisitions. Where do you see the most opportunity here?

Final Transcript
Feb 16, 2010 / 04:00PM GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

Fred Zinn - Drew Industries Incorporated - President, CEO

In terms of where — in terms of what, in terms of which segment?

John Rogers - Janney Montgomery Scott - Analyst

Which segments and which markets are you focusing on?

Fred Zinn - Drew Industries Incorporated - President, CEO

Well, I think in terms of segments, I hope we see opportunities in both segments. I have always said that our bigger opportunity for growth probably lies in recreational vehicles, just because of the nature of the end-user. The end-user for an RV wants the latest gadget. They want the latest features. They want their RV to have as many slide-outs and as many hydraulic devices and automatic levelers as their neighbors do.

So it is a more fertile ground for introducing new products and add-on components — than you would find in Manufactured Housing, where price is the biggest consideration of the end-user. So I would say that probably does carry through to acquisition opportunities. But having said that, in the fall of this year we did buy some assets to expand our Manufactured Housing operation to include doors, and expand our aftermarket efforts in windows, doors and bathroom products. But I would say on balance recreational vehicles is where we see more of the opportunities.

 John Rogers - Janney Montgomery Scott - Analyst

Okay, great. Are there any new markets that you're looking at beyond RV and Manufactured Housing?

Fred Zinn - Drew Industries Incorporated - President, CEO

Yes, I think I mentioned in the past that we are starting to think about the long term, where we need to look at markets outside of the RV industry. I think we mentioned even some kind of natural fits that we are not finished exploring yet, like buses and horse trailers and other types of trailers and such. We are continuing to look at those.

But I think you wouldn't — it would be unlikely that we are going to make a huge acquisition in one of those. We may test the waters with a small acquisition or we may start up some of our own operations, expand — we have already put our toe in the water in some areas like bus windows. So you will see more of that, but I don't think you'll see a huge acquisition in any of those areas.

Operator

Torin Eastburn, CJS Securities.

Torin Eastburn - CJS Securities - Analyst

Just one quick one. You mentioned weakness in your marine trailer operation in the release. How big is that operation?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

It is just a few percent of the RV Segment, 2%, 3%.

Operator

I am showing no further questions at this time.

Final Transcript
Feb 16, 2010 / 04:00PM GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

Fred Zinn - Drew Industries Incorporated - President, CEO

Very good. Well, I certainly want to thank you all for participating. We look forward to speaking with you again at the end of the first quarter. Hopefully, the first quarter will turn out as we all hope for the RV industry, and for Drew, and that we see a strong selling season in the spring and summer months by RV users. Take care, and we will talk to you soon. Good bye.

 Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

 Editor

Company Disclaimer -

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this document that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), whenever they occur in this document are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this document, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this document, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency ("FEMA"), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

Final Transcript
Feb 16, 2010 / 04:00PM GMT, DW - Q4 2009 Drew Industries Incorporated Earnings Conference Call

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